Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Mr. John Mye, P.E.
Vice President, Treasurer, and Chief Financial Officer
(716) 684-8060
jmye@ene.com

Ecology and Environment, Inc., Reports Records for Year and Fourth Quarter

LANCASTER, N.Y., October 31, 2011 – Ecology and Environment, Inc., (E & E) (NASDAQ: EEI) reported record revenues of $169 million for fiscal year 2011, including record revenues for the fourth quarter of $44.2 million.  E & E also reported net income of $1.65 per share for the fiscal year and $.45 per share for the fourth quarter – again both records for the year and quarter.

E & E’s record fiscal year ending July 31, 2011, had an earnings increase of 63% to $1.65 per share on revenues of $169.2 million compared to earnings of $1.02 per share on revenues of $144.1 million in the prior year.

“We’d like to thank our clients and our employees globally,” said E & E president and CEO Kevin Neumaier. “This was a record year for our operations around the world.  Although there are economic uncertainties in the world, it is clear that the world must move to more sustainable business and a globally sustainable economy.  E & E is well-positioned to support this with our depth of knowledge and global experience.”

E & E has completed over 50,000 projects for a wide variety of clients in 113 countries, providing environmental solutions in nearly every ecosystem on our planet.  E & E is listed on the NASDAQ under the symbol EEI and the information contained in this press release is available on the Company’s website at www.ene.com.

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Financial Report -
(In thousands, except per share information)
	Fiscal Year Ending
	July 31, 2011	July 31, 2010	% Increase

Revenue	$169,173	$144,098	17%
Revenue less Subcontract Costs	$137,847	$113,806	21%
Net Income	$6,960	$4,258	63%
Net Income Per Common Share: Basic and Diluted	$1.65	$1.02	62%

	Three Months Ending
	July 31, 2011	July 31, 2010

Revenue	$44,161	$40,698
Revenue less Subcontract Costs	$35,290	$32,807
Net Income	$1,914	$1,876
Net Income Per Common Share: Basic and Diluted	$0.45	$0.44